Exhibit 10.1

STOCKHOLDER RIGHTS AGREEMENT

This STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”) is made as of April 27, 2016 by and between National Holdings Corporation, a Delaware corporation (the “Company”), and FBIO Acquisition, Inc. (the “Major Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Fortress Biotech, Inc., a Delaware corporation, and the Major Stockholder have entered into that certain Agreement and Plan of Merger (as it may be amended, modified and supplemented from time to time, the “Merger Agreement”), capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement;

WHEREAS, in accordance with the Merger Agreement, the Major Stockholder has agreed to commence the Offer to purchase all of the issued and outstanding Shares of the Company at the Offer Price and may acquire a number of Shares which constitutes a Partial Acquisition under the Merger Agreement;

WHEREAS, Section 6.14 of the Merger Agreement provides that this Agreement will become effective only upon the consummation of a Partial Acquisition; and

WHEREAS, the purpose of this Agreement is to give the Major Stockholder the right to nominate, in certain circumstances, individuals to the board of directors of the Company (the “Board”) and to protect the stockholders of the Company who remain stockholders of the Company following the consummation of the Offer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE 1.

EFFECTIVENESS AND TERMINATION OF THIS AGREEMENT

1.1     Effectiveness of this Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of a Partial Acquisition (the “Effective Date”). In the event that the Merger Agreement is validly terminated in accordance with its terms prior to a Partial Acquisition or if the Merger Condition is satisfied, this Agreement shall automatically and immediately terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

1.2     Effectiveness of Article 2. Notwithstanding Section 1.1, the provisions of Article 2 shall only become effective if, at the Acceptance Time, the Major Stockholder and its Affiliates own at least 35% of all then outstanding Shares.

1.3     Termination. This Agreement shall terminate upon the third anniversary of the Effective Date.

ARTICLE 2.
RESTRICTIVE COVEANTS

2.1     Going Private Transactions. Until the earlier of (a) the date that is three years after the Effective Date and (b) the date that the Major Stockholder and its Affiliates own less than 20% of all then outstanding Shares, the Major Stockholder shall, and shall cause its Affiliates to, refrain from proposing, initiating or entering into any transaction or series of related transactions (including, a reverse stock split, a cash-out merger or similar transaction) with respect to the Company that constitute or result in (i) a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder), (ii) an acquisition of any outstanding shares of the Company from any stockholder primarily for cash, or (iii) an acquisition, merger or sale with or into a Person whose securities are not listed on a national securities exchange immediately following the consummation of such transaction or transactions, provided, however, that nothing in this Section 2.1 shall prohibit any transaction or series of related transactions (x) where the per share cash consideration paid to the stockholders of the Company other than the Major Stockholder or its Affiliates in connection with such transaction or series of related transactions is greater than or equal to the Offer Price, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like that occur after the Effective Date, (y) not proposed or initiated by the Major Stockholder or any of its Affiliates, or (z) that is approved by the holders of a majority of all then outstanding Shares (excluding from both the numerator and the denominator any Shares held by the Major Stockholder and its Affiliates).

2.2     Reverse Stock Splits. Until the earlier of (a) the date that is three years after the Effective Date and (b) the date that the Major Stockholder and its Affiliates own less than 20% of all then outstanding Shares, the Major Stockholder shall, and shall cause its Affiliates to, refrain from proposing, initiating or entering into any transaction or series of related transactions with respect to the Company that would result in a reverse stock split of a ratio greater than or equal to 100 to 1.

2.3     Business Combinations. Until the earlier of (a) the date that is one year after the Effective Date and (b) the date that the Major Stockholder and its Affiliates own less than 20% of all then outstanding Shares, the Major Stockholder shall, and shall cause its Affiliates to, refrain from making any proposal or offer with respect to any sale of substantially all of the stock or assets, merger, joint venture, partnership, consolidation, tender offer, exchange offer, share exchange, business combination or similar transaction or series of related transactions with respect to the Company or any of its Subsidiaries, on the one hand, and the Major Stockholder or any of its Affiliates, on the other hand; provided, however, that nothing in this Section 2.3 shall prohibit any transaction or series of related transactions if (i) (x) the board of directors of the Company obtains an opinion from an independent investment banking firm that such transaction or series of related transactions is fair to the Remaining Stockholders from a financial point of view and (y) a majority of the disinterested members of the Board approve such transaction or series of related transactions or (ii) such transaction or series of related transactions is approved by the holders of a majority of all then outstanding Shares (excluding from both the numerator and the denominator any Shares held by the Major Stockholder and its Affiliates).

ARTICLE 3.
GOVERNANCE

3.1     Board of Directors.

(a)     As of the Effective Date, the number of directors of the Board shall be set at seven directors. After the conclusion of the 2016 annual meeting of stockholders of the Company, the size of the Board may be increased or decreased by the Board in accordance with the Company’s Amended and Restated By-laws as may then be in effect.

(b)     From and after the Effective Date, in the event of a Partial Acquisition, the Major Stockholder and the Company acknowledge and agree that the manner of selecting nominees for election to the Board at the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”) shall be as follows:

(i)     the Major Stockholder shall have the right, in connection with the 2016 Annual Meeting, to designate for nomination by the Board or its committee for election as Class III directors at the 2016 Annual Meeting two nominees (the “2016 Major Stockholder Designees”); provided that, each such 2016 Major Stockholder Designee (A) meets the applicable director independence requirements of the Securities and Exchange Commission, The Nasdaq National Market (or any other securities exchange on which the securities of the Company may be listed from time to time) and the Company’s corporate governance guidelines (the “Independent Director Rules”), as applicable, and (B) (x) has relevant business and financial experience, (y) has not been a party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and (z) satisfies the requirements of Section 8 of the Clayton Act (the “Director Qualification Standards”); and

(ii)     the Company or the Board (or its committee) shall (A) nominate such 2016 Major Stockholder Designees for election to the Board, (B) recommend that the applicable Company’s stockholders vote in favor of the 2016 Major Stockholder Designees at the 2016 Annual Meeting, and (C) (C) use its reasonable best efforts to cause the election of each such 2016 Major Stockholder Designee to the Board.

(c)     In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected following the 2016 Annual Meeting and through the third anniversary of the Effective Date (each such annual or special meeting, an “Election Meeting”) for so long as the Major Stockholder holds any Shares, the Major Stockholder and the Company acknowledge and agree that the manner of selecting nominees for election to the Board shall be as follows:

(i)     the Major Stockholder shall have the right to designate for nomination by the Board or its committee all of the directors of the Board (the “Major Stockholder Designees”) to be elected at such Election Meeting; provided that, each such Major Stockholder Designee meets the applicable Independent Director Rules, if such independence of the Major Stockholder Designees is necessary for the Company to satisfy the applicable Independent Director Rules, and satisfies the Director Qualification Standards; and

(ii)     the Company or the Board (or its committee) shall (A) nominate such Stockholder Designees for election to the Board, (B) recommend that the applicable Company’s stockholders vote in favor of the Major Stockholder Designees in all subsequent Election Meetings, and (C) use its reasonable best efforts to cause the election of each such Major Stockholder Designee to the Board.

(d)     In the event of the death, disability, resignation or removal of any 2016 Major Stockholder Designee or Major Stockholder Designee, subject to the continuing satisfaction of the applicable ownership threshold set forth in Section 3.1(c), the Major Stockholder is entitled to designate as a replacement for such 2016 Major Stockholder Designee or Major Stockholder Designee an individual satisfies the criteria and qualifications set forth in Section 3.1(b)(i) or Section 3.1(c)(i), as applicable, and the Company and the Board (or its committee) shall cause such newly designated person to fill such resulting vacancy.

(e)     Each of the Company and the Major Shareholder agrees that it will take all necessary action within its control to cause the matters addressed by this Article 3 to be carried out in accordance with the provisions hereof.

(f)     The Company shall pay the reasonable out-of-pocket expenses (including travel expenses) incurred by each of the Company’s directors in connection with attending the meetings of the Board and any committee thereof. The Company shall use its best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Major Stockholder, and the certificate of incorporation and bylaws of the Company shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable Law.

ARTICLE 4.
MISCELLANOUS

4.1     Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the specific subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

4.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to the Company:

National Holdings Corporation

410 Park Ave, 14th Floor

New York, New York 10022
Attention: Robert Fagenson
E-mail: rfagenson@nhldcorp.com

with a copy (which shall not constitute notice) to

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attention: Kenneth Koch
E-mail: KRKoch@mintz.com

Fax: 212-983-3115

If to the Major Stockholder:

c/o Fortress Biotech, Inc.

2 Gansevoort Street, 9th Floor

New York, New York 10014

Attention: Michael S. Weiss

E-mail: mweiss@fortressbiotech.com

with a copy (which shall not constitute notice) to

Alston & Bird LLP

90 Park Avenue, 15th Floor

New York, New York 10016

Attention: Mark F. McElreath and David A. Brown
E-mail: mark.mcelreath@alston.com; dave.brown@alston.com

Fax: 212-922-3995

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

4.3     Modifications and Amendments. This Agreement may not be amended or modified in any respect except by an instrument in writing signed by or on behalf of the Company and the Major Stockholder; provided, however, if any such amendment or modification is made prior to the third anniversary of the Effective Date and such amendment or modification is materially adverse to the Remaining Stockholders, such amendment or modification shall require the approval of the Remaining Stockholders who own at least a majority of the then outstanding Shares (excluding from both the numerator and the denominator any Shares held by the Major Stockholder and its Affiliates).

4.4     Assignment. The rights and obligations under this Agreement may not be assigned by any party hereto, except that any party may assign its rights and obligations under this Agreement to (a) a successor party, by consolidation or merger (whether or not such party is the surviving corporation) or operation of law, and (b) a purchaser of all or substantially all of the assigning party’s assets; provided, that such assignee expressly assumes in writing the obligations of the assignor hereunder.

4.5     Successor and Assigns. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

4.6     Governing Law and Venue; Specific Performance.

(a)     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the county of Delaware in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 4.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that the non-breaching parties, and any third-party beneficiary, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

4.7     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.8     Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall also include the plural and vice versa. A reference in this Agreement to $ or dollars is to U.S. dollars. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.9     No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto or any third-party beneficiary in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto or any third-party beneficiary, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Person from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy under this Agreement shall not constitute a waiver of the right of such Person to pursue other available remedies.

4.10     Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered (by electronic communication, facsimile or otherwise) to the other party.

       In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

NATIONAL HOLDINGS CORPORATION

By: /s/ Robert B. Fagenson
Name: Robert B. Fagenson
Title: Chief Executive Officer

[Signature Page – Stockholder Rights Agreement]

FBIO ACQUISITION, INC.

By: /s/ Lindsay A. Rosenwald, MD
Name: Lindsay A. Rosenwald, MD
Title: CEO and President

[Signature Page – Stockholder Rights Agreement]